THORNBURG INVESTMENT MANAGEMENT

Code of Business Conduct and Ethics

March 2010

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (the “Firm”).  The Firm has a fiduciary obligation to its Investment Clients, and the Firm seeks the highest standards of ethics and conduct in all of its business relationships.

 This Code has been adopted by the Firm pursuant to paragraphs (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940 with the objectives of deterring wrongdoing and (1) providing standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) promoting full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm  files with the Securities and Exchange Commission and in other public communications made by the Firm, (3) promoting compliance with applicable governmental laws, rules and regulations, (4) facilitating prompt internal reporting of violations of this Code, and (5) providing accountability for adherence to this Code.

This code and the separately adopted Policy on Personal Securities Transactions in accordance with paragraphs (a)(3) and (b) of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 is intended to be the Investment Adviser’s code of ethics described in paragraph (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940.

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of the Firm, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

This Code is intended to coordinate with the Thornburg Investment Trust Code of Business Conduct and Ethics (September 10, 2003).  Where appropriate or necessary, specific sections of this Code include a coordinating provision referencing the appropriate section of the Thornburg Investment Trust Code of Business Conduct and Ethics.

Please see the Glossary of Terms for definitions of terms used in this Code.

Compliance with Laws, Rules and Regulations

The Firm expects its Supervised Persons to comply with all laws, rules and regulations applicable to its operation and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.  The Firm holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.  Please consult the various guidelines and policies which the Firm has prepared in accordance with specific laws and regulations.
A good guideline, if in doubt on a course of action, is “Always ask first, act later – if you are unsure of what to do in any situation, seek guidance before you act.”

As a registered investment adviser, the Firm is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws.  The Firm insists on strict compliance with the spirit and the letter of these laws and regulations.

Conflicts of Interest

Each Supervised Person should be scrupulous in avoiding any conflict of interest with regard to the Firm’s interest.  A “conflict of interest” occurs when an individual’s private interest interferes with the interests of the Firm or its Investment Clients.  A conflict situation can arise when a Supervised Person pursues interests that prevent the individual from performing his duties for the Firm or an Investment Client objectively and effectively.  Conflicts of interest also arise when a Supervised Person or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s positions with the Firm.  Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by the Firm’s president or Chief Compliance Officer.  Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or legal counsel if they are uncertain about any situation.  In no event, however, shall investment in any security made in accordance with the Firm’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with the Firm.

Comment:  This section relating to conflicts of interest is substantially similar to the comparable section in the Thornburg Investment Trust Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) the Trust’s Code of Business Conduct and Ethics governs conflicts with interest of the Trust, rather than the Firm and its Clients, and (ii) the procedures for reporting and resolving conflict under the Trust’s Code of Business Conduct and Ethics is different from the Procedure under this Code.  If an interest of the Supervised Person appears to conflict with an interest of the Trust and the Firm), the Supervised Person should make a disclosure and seek any approval under the Trust’s Code of Business Conduct and Ethics.

Corporate Opportunities

Supervised Persons shall not take for themselves personally opportunities that are discovered through the use of their position with the Firm, except with the approval of the Firm’s President  or Chief Compliance Officer.  Supervised Persons of the Firm owe a duty to the Firm to advance its legitimate interests when the opportunity to do so arises.  In no event, however, shall investment in any security made in accordance with the Firm’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the Firm.

Comment:  This section relating to corporate opportunities is substantially the same as the comparable section on the Thornburg Investment Trust Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) the Trust’s Code of Business Conduct and Ethics governs opportunities of the Trust, rather than the Firm, and (ii) the procedures for reporting and obtaining an approval under the Trust’s Code of Business Conduct and Ethics is different from the procedure under this Code.  If an opportunity appears to relate both to the business of the Trust and the Firm, the Supervised Person should make disclosure and seek any approval under the Trust’s Code of Business Conduct and Ethics.

Confidentiality

Supervised Persons shall exercise care in maintaining the confidentiality of any confidential information respecting the Firm or its Investment Clients, except when disclosure is authorized or legally mandated. Supervised Persons should consult with the Firm’s Chief Compliance Officer or legal counsel if they believe that have a legal obligation to disclose confidential information.  Confidential information includes nonpublic information of the Firm that may be helpful to competitors, or otherwise harmful to the Firm, or its Investment Clients.  Confidential information also includes information respecting the portfolio holdings of Investment Clients (including particularly Investment Company Clients).  The obligation to preserve confidentiality of this information continues after association with the Firm ends.

Comment:  Attention is directed to the Internal Confidentiality and Privacy Protections Policy, which appears in the Firm’s Manual of Policies and Procedures, and which was adopted by the Firm to protect the nonpublic personal information of the Investment Clients of the Firm and the shareholders of Thornburg Investment Trust.  This section respecting confidentiality is substantially the same as the comparable section in the Thornburg Investment Trust Code of Business Conduct and Ethics, except that a specific reference is made to information respecting portfolio holdings of Investment Clients.

Fair Dealing

Supervised Persons should endeavor to deal fairly with Investment Clients, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the Supervised Persons to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage.  No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm’s business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations.

No Supervised Person shall provide to or accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm, more than $100.00 worth of gifts per year. (this limit does not include nominal logo/promotional items). No Supervised Person may give or accept cash or cash equivalent gifts. Supervised Persons may provide to or accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety.

On a quarterly basis, within 30 days of quarter end, all Supervised Persons who are designated as Access Persons will be required to report all entertainment and gifts that were given and received within the previous quarter.

Protection and Proper Use of Firm Assets

All Supervised Persons should endeavor to protect the assets of the Firm and its Investment Clients, and pursue their efficient investment in accordance with the Firm’s  business purposes.  Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption “Administration and Enforcement of the Code.”

The obligation of Supervised Persons to protect the assets of the Firm  includes its proprietary information.  Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information, unpublished financial data and reports.  Unauthorized use or distribution of this information violates this Code.

Insider Trading

All Supervised Persons should pay particular attention to potential violations of insider trading laws.  Insider trading in both unethical and illegal and will be dealt with decisively if it occurs.  Supervised Persons are expected to familiarize themselves with the Policy on Insider Trading, adopted by the Firm.  If they have questions about these guidelines, they should consult with the Firm’s president, the Chief Compliance Officer, or the Firm’s legal counsel.

Comment:  Attention is directed to the Firm’s Policy on Insider Trading, which appears in the Firm’s Manual of Policies and Procedures.

Administration and Enforcement of the Code

Certification

Each newly hired Supervised Person of the Firm will be provided a copy of the Code.  Each such individual must certify in writing within 30 days that they have received a copy of the Code, read and understand all provisions of the Code, and agree to comply with the applicable terms of the Code.  The Firm will provide its Supervised Persons with any amendments to the Code and will require all such individuals to certify in writing that they have received, read and understand the amendments.  Each year the Chief Compliance Officer will conduct an annual meeting with Supervised Persons to review the Code.  Supervised Persons will annually certify that they have read, understood and complied with the Code, that they have made all of the reports required by the Code and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Code to the Chief Compliance Officer.  If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer.  All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Glossary

“Access Person” means:

i. Any Trustee, director, officer or partner of any of the Companies.

ii. Any Supervised Person of any of the Companies, unless, in the Chief  Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Chief Compliance Officer” means, for purposes of this Code, the Firm’s chief compliance officer.

“Fund” means any series of Thornburg Investment Trust or any other Investment Company as to which the Firm is an investment adviser or sub-adviser.

“Investment Client” means any person with whom the Firm has a contract to perform discretionary investment management services, including any series of an Investment Company.

“Investment Company” means a company registered as such under the Investment Company Act of 1940.

“Investment Company Client” means any Investment Company (or series thereof ) as to which the Firm is an investment adviser or investment sub-adviser.

“Policy on Personal Securities Transactions” means the Firm’s written policy of that name, as revised from time to time.  This Policy can be found in the Firm’s Manual of Policies and Procedures.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) and employees, and any other persons who provide advice on behalf of the Firm and who are subject to the Firm’s supervision and control.

“Trust” means Thornburg Investment Trust.

“TSC” means Thornburg Securities Corporation.

THORNBURG INVESTMENT MANAGEMENT
THORNBURG INVESTMENT TRUST
THORNBURG SECURITIES CORPORATION

Policy of Personal Securities Transactions

March 2010

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”), Thornburg Investment Trust (the “Trust”) and Thornburg Securities Corporation (“TSC”) (singularly a “Company” or together the “Companies”). Each of the Companies seeks the highest standards of ethics and conduct from its employees in all of their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity and preventing wrongdoing by the Companies’ employees.  In particular, this Policy seeks to prevent an employee of the Company, in connection with the direct or indirect purchase or sale by that employee of Securities held or proposed to be purchased or sold by any Investment Client, from:

(1) employing any device, scheme or artifice to defraud any Investment Client;

(2) making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, in light of the circumstances under which they are made, not misleading;

(3) engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or

(4) engaging in any manipulative practice with respect to any Investment Client.

This Policy is intended to constitute the Companies’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940.  In addition, this Policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this Policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

Please see the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization for Securities Transactions

Any transaction for which prior authorization is received must be completed within 24 hours.

Except for those transactions listed below under “Transactions that Do Not Require Prior Authorization,” Access Persons must obtain prior authorization for all Securities transactions.  Access Persons should submit each request for prior authorization through the Compliance Science system.  The following types of transactions will be directed by the Compliance Science system to a Designated Compliance Officer for review:

●	Purchases of Securities distributed in an Initial Public Offering or Limited Offering.

●	Transactions involving Supervised Persons on the Prohibited List or Securities on the Prohibited List. See “Prohibited List” below.

●
Transactions involving Securities on the then-current Holdings List, unless the issuer of the Security has a market capitalization greater than $2 billion and the proposed transaction involves less than $100,000 of the issuer’s Securities.  See “Holdings List” below.

The foregoing list is not exclusive, and from time to time other types of transactions may be rejected by the Compliance Science system.

The foregoing prior authorization requirements do not apply to transactions by an Independent Trustee.

Transactions that Do Not Require Prior Authorization

The following Securities transactions are exempt from the prior authorization requirements described above:

●	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

●	Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership.

●	Purchases or sales which are non-volitional on the part of the Access Person.

●	Purchases or sales through an Automatic Investment Plan.

●
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

●
Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, exchange-traded funds, and money market mutual funds.

●	Purchases or sales (other than Initial Public Offerings and Limited Offerings) of Securities for any Private Fund managed by TIM, for which the Access Person is deemed to have investment control.

Holdings List

The Compliance Department will maintain a list of all Securities which, within the most recent 15 days, have been held by Thornburg on behalf of its Investment Clients (the “Holdings List”).  Access Persons are prohibited from purchasing any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by an Investment Client, unless the issuer of the Security has a market capitalization greater than $2 billion and the proposed transaction involves less than $100,000 of the issuer’s Securities.

A Designated Compliance Officer will periodically review a sample of purchases or sales by an Access Person of a Security that appears on the then-current Holdings List to seek to confirm that the Access Person’s trading activity is consistent with the foregoing.

Prohibited List

The Chief Compliance Officer, or a Compliance Officer of his/her designation, will maintain a Prohibited List.  A Security will be placed on this list when it is known by the Compliance Department that a Supervised Person possesses material nonpublic information about or affecting the Security or its issuer.  A Supervised Person will be placed on this list when it is known by the Compliance Department that such Supervised Person may possess material nonpublic information about or affecting one or more Securities or their issuers.

Reporting Requirements for Access Persons

Access Persons

Except as provided below for Independent Trustees, the Companies require all Access Persons to file the following reports through the Compliance Science system:

●	a Statement of Outside Brokerage Activity no later than 10 days after being hired or designated as an Access Person.
●	an Initial Holdings Report no later than 10 days after being hired or designated as an Access Person.
●	an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.
●	a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.

●	a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.

See "Reporting of Personal Securities Ownership" below for more detail about these reports.
Additionally, the Companies require all Access Persons to notify each firm that maintains an outside brokerage account for them, or for a Family Member, of their association with the Companies and the Companies’ requirement to receive duplicate copies of confirmations and periodic statements.

Trustees of the Trust

An Independent Trustee (who would be required to file a report solely by reason of being a trustee of the Trust) need not make: (i) an Initial Holdings Report; (ii) an Annual Holdings Report; or (iii) a Quarterly Transaction Report; except that the Trustee will need to file a Quarterly Transaction Report if the Trustee knew or in the ordinary course of his duties as a Trustee should have known that, during the 15-day period immediately before or after the Trustee’s transaction in a Security, the Trust purchased or sold the Security, or the Trust or TIM considered purchasing or selling the Security.

Reporting of Personal Securities Ownership

Statement of Outside Brokerage Activity

This statement must be filed through the Compliance Science system no later than 10 days after being hired or designated as an Access Person.  On this statement such individuals must disclose each brokerage account in which they or a Family Member have any Beneficial Ownership, including the account number for each such account and the identity of the firm where the account is maintained.  It is the responsibility of each such individual to notify each firm through which they or a Family Member maintains an outside brokerage account of their affiliation with the Companies.  The Compliance Department must be notified in writing if new outside brokerage accounts are opened at any time after the Access Person has filed this Statement of Outside Brokerage Activity.

Once this Statement of Outside Brokerage Activity has been submitted by the Access Person through the Compliance Science system, the Compliance Department will send a request to each firm which maintains an outside brokerage account for that Access Person to receive duplicate confirmation and periodic statements.  It is the Access Person’s responsibility to ensure that the Compliance Department’s request is honored.

Initial and Annual Holdings Reports

The Initial Holdings Report must be filed by each Access Person through the Compliance Science system no later 10 days after the individual is hired or designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person.

The Annual Holdings Report must be filed by each Access Person by January 30th each year.  The information contained in the report must be from January 1st through December 31st of the previous year.

The Initial Holdings Report and Annual Holdings Report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.

●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

●	The date the report is filed.

In lieu of including the above information on these reports, an Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in these reports.  You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

Quarterly Transactions Reports

●	A Quarterly Transaction Report must be filed through the Compliance Science system no later than 30 days after the end of each calendar quarter.

The Quarterly Transaction Report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

●	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.

●	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.
●	The price at which the transaction was effected.

●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

●	The date the report is filed.

In lieu of including the above information on this report, the Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in the report.  You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

Reporting Exemptions

The Companies exempt the following holdings and transactions from the reporting requirements:

●	Transactions effected in any account over which the Access Person has no direct or indirect influence or control.

●	Transactions effected pursuant to an Automatic Investment Plan.

●
Holdings and transactions of shares of any registered open-end mutual fund (including money market mutual funds), except for shares of (i) a Thornburg Fund or (ii) a mutual fund for which Thornburg acts as sub-advisor.  Note: shares of all other types of investment companies, including but not limited to closed-end investment companies, unit investment trusts, or exchange-traded funds, are subject to the reporting requirements in this Policy.

Administration and Enforcement of the Policy

The Chief Compliance Officer will designate a compliance officer to serve as the Filing and Review Officer.  The Filing and Review Officer will be responsible for:

●	Maintaining current and previous lists of all Access Persons.

●	Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.

●	Maintaining the Initial Holdings Reports, Annual Holdings Reports, Quarterly Transactions Reports and Statements of Outside Brokerage Activity that are filed, including all backup documentation.

●
Maintaining a schedule of report filing dates.  This schedule will reflect any case in which a report was filed late, the date any reminders were sent out and any sanctions imposed.  If a report is not filed within the required time the Filing and Review Officer will advise the Chief Compliance Officer.

●	Maintaining copies of the current and previous Holdings Lists.

●	Maintaining evidence of any prior approval requests submitted through the Compliance Science system.

●	Maintaining records of waivers, including backup documentation of any waivers issued.

●
Monitoring personal Securities transactions and trading patterns through the review of reports filed and review of the duplicate confirmations and periodic account statements received.  The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer.

●	Reporting apparent violations to the Chief Compliance Officer.

●	Maintaining a record of any violation, written violation reports and record of any action taken as a result of the violation.

●	Requesting duplicate confirmations and periodic statements for all outside brokerage accounts.

●	Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

Certain documents may be maintained by the Filing and Review Officer within the Compliance Science system.  See "Books and Records," below for the periods of time records are to be retained.

The Filing and Review Officer will seek to protect the confidentiality of those records containing personal information about an Access Member or Family Member, including information about the investment holdings or investment trading activity of an Access Person or Family Member.  Such information will only be shared with members of the compliance department, outside counsel, securities regulators and other persons who, in the judgment of the Filing and Review Officer or the Chief Compliance Officer, have a legitimate need to know such information, or with persons to whom the Companies are under a legal obligation to disclose such information.

Certification

Each Supervised Person of the Companies will be provided a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy.  The Companies will provide any amendments to the Policy and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments.  Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSC to review the Policy and will require all Supervised Persons to annually certify that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer.  If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer.  All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Disclosure

TIM will disclose in its ADV Part II if TIM, or its related persons (as defined in the Instructions to Form ADV), may buy or sell for themselves securities that TIM has also recommended to its Investment Clients, including restrictions, internal procedures, or disclosures that are used by TIM to address any conflicts of interest in these transactions.

Reporting to Company Presidents, the Board of Trustees, and Investment Companies

The Chief Compliance Officer shall provide a written report to the Trustees of Thornburg Investment Trust at least annually.  The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trust, TIM, and TSC have each adopted procedures reasonably necessary to prevent violations of this Policy.

The Chief Compliance Officer shall provide a written report to investment companies other than the Trust for which TIM acts as investment adviser or sub-adviser, at least annually.  The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

Annual Review

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less often than annually, of the adequacy of the Policy and the effectiveness of its implementation.

Recordkeeping

In its books and records (which may include maintenance of records through the Compliance Science system) the Compliance Department will:

●	Retain a copy of each version of this Policy that has been in effect at any given time.

●	Retain a record of any violations of this Policy, written violation reports and any action taken as a result of the violation.

●	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.

●	Maintain copies of duplicate brokerage confirmations and account statements received and requests made.

●	Maintain Request for Prior Clearance of Security Transactions forms, and any backup documentation, and waivers granted.

●	Maintain copies of Holdings Lists.

●	Maintain copies of Prohibited Lists

●	Maintain lists of Access Persons and Registered Representatives.

●	Maintain schedule of report filing dates, reminders and sanctions imposed.

●	Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.

●	Maintain a record of persons designated as Filing and Review Officers.

●	Maintain sign in sheet and material distributed at the annual meeting at which this Policy is reviewed with all Supervised Persons.

These items will be maintained for a total period of five years.  For the first two years these items will be stored in a designated area at the Companies’ principal place of business; after the two year period they may be moved and stored offsite.

In its books and records, the Human Resources Department will:

●	Maintain a record of all employee certifications/acknowledgements of receipt of this Policy and any amendments hereto.

This item will be maintained for five years after the individual ceases to be a Supervised Person of the Companies.

Glossary of Terms

“Access Person” means:

i. Any Trustee, director, officer or partner of any of the Companies.

ii. Any Supervised Person of any of the Companies, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the chief compliance officer for TIM.

“Compliance Department” means TIM’s compliance department.

“Control” shall be interpreted in accordance with Section 2(a)(9) of the Investment

Company Act of 1940.

“Family Member” means the members of an Access Person's immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

“Independent Trustee” means a Trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of  the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Client” means (1) any investment company registered as such under the Investment Company Act of 1940 or series thereof or any component of such series for which TIM is an investment adviser or investment sub-adviser; or (2) any private accounts owned by any person for whom TIM is an investment adviser or investment sub-adviser; (3) any customer of TSC.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Private Fund” means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing.  The term “Security” or “Securities” shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by “money market” mutual funds.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of any of the Companies, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of Securities by an Investment Client and who are subject to any of the Companies’ supervision and control.

“Thornburg Fund” means any series of Thornburg Investment Trust.

“Trust” means Thornburg Investment Trust.

“Trustee” means a Trustee of the Trust